EXHIBIT 3.1
                                    Delaware

                             =======================                      Page 1
                                 The First State


     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "EQUITEX, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JULY, A.D. 2005, AT 5:15 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.







                           [Seal of Secretary's Office
                               State of Delaware]
                                                       /s/ Harriet Smith Windsor
                                       Harriet Smith Windsor, Secretary of State

2001415    8100                                         AUTHENTICATION:  4044127
050608589                                                        DATE:  07-25-05

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                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                   Delivered 05:15 PM 07/22/2005
                                                       FILED 05:15 PM 07/22/2005
                                                    SRV 050608589 - 2001415 FILE


                           CERTIFICATE OF DESIGNATIONS
                        OF RIGHTS AND PREFERENCES OF THE
                      SERIES K CONVERTIBLE PREFERRED STOCK
                                       OF
                                  EQUITEX, INC.

                        Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware

     Pursuant to the authority expressly granted and vested in the Board of Directors (the "BOARD OF Directors" or the "BOARD") of EQUITEX, INC. (the "CORPORATION") by the Delaware General Corporation Law (the "CORPORATION LAW") and the provisions of the Corporation's Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution setting forth the designations, powers, preferences and rights of its Series K 6% Convertible Preferred Stock (the "Certificate of Designations") on June 30, 2005:

     RESOLVED: That the designations, powers, preferences and rights of the Series K 6% Convertible Preferred Stock be, and they hereby are, as set forth below:

                           I. DESIGNATION AND AMOUNT

     The designation of this series, which consists of 3,100 shares of Preferred Stock, par value $.01 per share, is the Series K 6% Convertible Preferred Stock (the "DESIGNATED PREFERRED STOCK").

                            II. CERTAIN DEFINITIONS

     For purposes of this Certificate of Designations, the following terms shall have the following meanings:.

     A. "AFFILIATE" means, with respect to a specific Person referred to in the relevant provision, another Person who or which controls or is controlled by or is under common control with such specified Person.

     B. "CONVERSION PRICE" means the lesser of (i) $2.75 per share (which amount is subject to adjustment as provided herein) (the "CONVERSION PRICE CEILING") and (ii) 65% of the Market Price; provided that, in the event that, during any twenty (20) consecutive Trading Days, (i) the Closing Bid Price of the Common Stock is equal to or greater than $5.50 per share and (ii) the average daily volume of the Company's Common Stock traded is equal to or greater than $100,000, the amount in clause (ii) above shall be seventy-five percent (75%) instead of sixty-five percent (65%).

     C. "CLOSING BID PRICE" means the closing bid price during regular trading hours of the Common Stock (in U.S. Dollars) on the Principal Trading Market for the relevant Trading Day, as reported by the Reporting Service. The manner of determining the Closing Bid Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to closing bid price must be made hereunder.

     D. "CLOSING DATE" means the date the Designated Preferred Stock is first issued to the Holder.

     E. "COMMON STOCK" means the Company's common stock, par value $.01 per share.

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     F. "CONVERSION CERTIFICATES" means certificates representing the Conversion
Share.

     G. "CONVERSION DATE" has the meaning ascribed to it in Paragraph B of
Article IV hereof.

     H. "CONVERSION EXPIRATION DATE" means June 30, 2009 or such later date as may be authorized by the Board of Directors of the Corporation and a Holder.

     I. "CONVERSION SHARES" means the shares of Common Stock issuable on conversion of the Designated Preferred Stock or issued in payment of dividends in accordance with the provisions of Article III hereof.

     J. "EXCHANGE AGREEMENT" means any exchange agreement between the Company and the holder or holders of the Series G and Series I Preferred Stock of the Company pursuant to which such holder or holders exchanged their respective shares of Series G and Series I Preferred Stock for shares of the Designated Preferred Stock.

     K. "HOLDER" means a person or entity holding shares of the Designated Preferred Stock.

     L. "JUNIOR SECURITIES" means (i) any class or series of capital stock of the Company authorized prior to the filing of this Certificate of Designations that, by its terms, ranks junior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (ii) all classes or series of capital stock of the Company authorized after the filing of this Certificate of Designations, unless consented to as provided herein in each instance, each of which shall rank junior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     M. "LIQUIDATION PREFERENCE" means, with respect to a share of Designated Preferred Stock, an amount equal to the Stated Value thereof plus the aggregate of all accrued and unpaid dividends on the Designated Preferred Stock.

     N. "MARKET PRICE" per share of Common Stock means the arithmetic mean of the Closing Bid Prices of the Common Stock as reported on the Principal Trading Market of the five prior Trading Days.

     O. "PARI PASSU SECURITIES" means any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, on parity with the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     P. "PERSON" means any living person or any entity, such as, but not necessarily limited to, a corporation, partnership or trust.

     Q. "PRINCIPAL TRADING MARKET" means the NASDAQ/SmallCap Market or if the Common Stock is no longer listed on that market, the principal securities exchange or trading market on which the Common Stock is listed or traded, including the pink sheets.

     R. "REDEMPTION" means a redemption of Designated Preferred Stock as contemplated by the provisions of Article VI hereof.

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     S. "REDEMPTION PRICE" means, for each share of Designated Preferred Stock, the sum of (i) the Stated Value, plus (ii) the accrued but unpaid dividends thereon through the date the Redemption Price is paid to the Holder.

     T. "REPORTING SERVICE" means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holders of the Designated Preferred Stock and reasonably acceptable to the Company.

     U. "SEC" means the Securities and Exchange Commission.

     V. "SECURITIES" means the shares of Designated Preferred Stock or the Conversion Shares.

     W. "SENIOR SECURITIES" means each class or series of capital stock of the Company authorized prior to the original filing of this Certificate of Designations that, by its terms, is senior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary if, but only if, securities from such class or series have been issued prior to the Closing Date and such issuance was disclosed in the filings made by the Company with the SEC and available on the SEC's EDGAR system.

     X. "STATED VALUE" for the Designated Preferred Stock shall be $1,000 per share.

     Y. "TRADING DAY" means any day during which the Principal Trading Market shall be open for business.

                                 III. DIVIDENDS

     A. GENERALLY. The Holders of the Designated Preferred Stock shall be entitled to receive a 6% per annum dividend payable on the date (the "DIVIDEND PAYMENT DATE") which is the earlier of (i) the last business day of March, June, September and December of each calendar year, (ii) with respect to a share of Designated Preferred Stock which is converted hereunder, the Conversion Date,
(iii) with respect to a share of Designated Preferred Stock which is the subject of a Redemption, the relevant Redemption Payment Date or Conversion Expiration Date, as the case may be, and (iv) with respect to a Liquidation Event, the Liquidation Preference Payment Date (as those terms are defined below). The dividend shall accrue on a daily basis and shall be payable, at the Company's option (subject to the other provisions of this Article III), in cash or in Common Stock; provided, however, that in connection with a Redemption, the Company must pay such dividends in cash. Such dividends shall be payable in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Designated Preferred Stock, and shall be junior as to payment of dividends to the Senior Securities. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) daily (based on a 365-day year), without interest, and shall be payable on the Dividend Payment Date unless such payment would be in violation of the Corporation Law (except that in such instance the provisions of Paragraph C of Article III shall be applicable).

     B. DIVIDENDS PAID IN COMMON STOCK. If paid in Common Stock, the number of shares of Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the Market Price for the Company's Common Stock on the Dividend Payment Date. Payment of dividends by the issuance of Common Stock is subject to the provisions of Article IV.C of this Certificate of Designations. Unless the Holder otherwise consents, dividends may be paid in Common Stock if, and only if, there is a then effective registration statement covering the resale of such shares or if the Holder may sell such shares without registration and without volume or other restrictions. If the dividend is to be paid in Common Stock, the Common Stock shall be delivered to the Holder, or per Holder's

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instructions within three (3) business days of the Dividend Payment Date, which date shall be deemed a "DELIVERY DATE" (except that in connection with a conversion of Designated Preferred Stock, the Delivery Date for the relevant dividends shall be deemed to be the Delivery Date for the Conversion Certificates pursuant to Paragraph B.1 of Article IV of this Certificate of Designations).

     C. DIVIDENDS PAID IN CASH.

          1. Except with respect to a Dividend Payment Date occurring because of a conversion of Designated Preferred Stock, if the Company elects to make a dividend payment in cash, the Company shall notify the Holder in writing of such election at least ten (10) Trading Days before the relevant Dividend Payment Date. If such notice is given, the Company shall make such dividend payment on the Dividend Payment Date. If such notice is not timely given, the dividend must be paid in Common Stock, subject to and in accordance with the provisions of this Certificate of Designations, unless the Holder consents otherwise in each specific instance.

          2. With respect to a Dividend Payment Date occurring because of a conversion of Designated Preferred Stock, the Company may elect to pay the dividend in cash by making such payment no later than the Delivery Date for such conversion. If such payment is not timely made, the dividend must be paid in Common Stock, subject to and in accordance with the provisions of this Certificate of Designations, unless the Holder consents otherwise in each specific instance.

                                 IV. CONVERSION

     A. CONVERSION AT THE OPTION OF THE HOLDER. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each Holder of shares of Designated Preferred Stock may, at any time after the Closing Date and from time to time thereafter through and including the Conversion Expiration Date, convert (an "OPTIONAL CONVERSION") each of its shares of Designated Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                     STATED VALUE OF SHARES TO BE CONVERTED
                     --------------------------------------
                                CONVERSION PRICE

     B. MECHANICS OF CONVERSION. To effect a conversion of shares of the Designated Preferred Stock, the converting Holder ("CONVERTING HOLDER") must deliver a Notice of Conversion in the form attached hereto as Exhibit A ("NOTICE OF CONVERSION") to the Company (to the attention of the President or such other officer as may identified by notice given by the Company to the Holder from time to time) as provided in this Paragraph. The Notice of Conversion shall be executed by the Holder of one or more shares of Designated Preferred Stock and shall evidence such Holder's intention to convert all or a portion of such shares and the applicable Conversion Price to being used for such conversion. The date of conversion (the "CONVERSION DATE") shall be deemed to be the business day on which the Holder delivers a Notice of Conversion to the Company and the original certificate or certificates representing the Designated Preferred Stock being converted (the "CONVERTED SHARES"), however, if such Notice of Conversion and/or Converted Shares certificate is delivered to the Company on or after noon Mountain Time, the Conversion Date shall be deemed to be the following business day.

          1. DELIVERY OF COMMON STOCK UPON CONVERSION. The Conversion Certificates will be delivered to the Converting Holder at the address

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     specified in the Notice of Conversion, via express courier, by electronic transfer or otherwise, within three (3) business days (such third business day, a "DELIVERY DATE") after the Conversion Date.

          2. TAXES. The Company shall pay any and all taxes which may be imposed upon the Company with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Designated Preferred Stock other than transfer taxes due upon conversion, if such Holder has transferred to another party the Designated Preferred Stock or the right to receive Common Stock upon the Holder's conversion thereof or any or income taxes due on the part of the Holder. The Company shall have the right to withhold any taxes as required by the United States federal or state tax laws.

          3. NO FRACTIONAL SHARES. If any conversion of Designated Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Designated Preferred Stock shall be rounded up or down to the nearest whole share, it being understood that .5 of one share shall be rounded up to the next highest share.

          4. CONVERSION DISPUTES. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Paragraph A of Article IV above. If such dispute involves the calculation of the Conversion Price, the Company shall first discuss such discrepancy with the Converting Holder. If the Company and the Converting Holder are unable to agree upon the Conversion Price calculation, the Company shall promptly submit the disputed calculations to independent auditors, which shall be one of the top three nationally recognized accounting firms selected by the Holder (unless the Holders and the Company mutually agree to a different firm). The auditors, at the expense of the party or parties in error (as determined by the auditors), shall audit the calculations and notify the Company and the Holder of the results within five (5) business days following the date it receives the disputed calculations. The auditor's calculation shall be deemed conclusive, absent manifest error. If necessary, the Company shall then issue the appropriate number of shares of Common Stock in accordance with Paragraph A of Article IV above.

          5. CONVERSION OBLIGATIONS AND DEFAULT. If, at any time the Company improperly challenges, disputes or denies the right of a Holder of Designated Preferred Stock to effect a conversion of the Designated Preferred Stock into Common Stock or otherwise improperly dishonors or rejects any Notice of Conversion delivered in accordance with the terms of this Certificate of Designations (subject to the provisions of Paragraph
     B.4 of this Article IV with respect to certain disputes relating to calculations of the number of shares to be issued and subject to the provisions of Paragraph C of this Article IV with respect to Limitations on Conversions), and certificates evidencing the Conversion Shares which are subject to the Notice of Conversion are not delivered to the Holder within twenty (20) business days of the Company's receipt of such Notice of Conversion (such period to be tolled in the event, and to the extent, of a Force Majeure) the Company shall pay, upon Holder's written demand, to Holder an amount equal to the Market Price for such shares subject to the Notice of Conversion. For purposes of this Section, "Force Majeure" shall mean any business interruption, damage, loss or other occurrence having a material adverse effect on the financial condition, operating results, or business condition of the Company or the Company's transfer agent, whether or not covered by insurance, due to circumstances reasonably beyond such party's control, such as labor disturbances or labor disputes, accidents, civil disorders or commotions, acts of terrorism, acts of war, acts of aggression, acts of God, energy or other conservation measures, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

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          6. CONVERSION IN BANKRUPTCY. The Holder of any Designated Preferred
     Stock shall be entitled to exercise its conversion privilege with respect to the Designated Preferred Stock notwithstanding the commencement of any case under 11 U.S.C. ss.101 et seq. (the "BANKRUPTCY CODE"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. ss.362 in respect of such Holder's right to convert the Designated Preferred Stock. The Company agrees, without cost or expense to such Holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. ss.362.

     C. LIMITATIONS ON CONVERSIONS.

     1. GENERALLY. The conversion of shares of Designated Preferred Stock shall be subject to the following limitations:

          a. Notwithstanding any other provision hereof, or any of the other agreements in effect between the Company and the Holder, in no event (except as specifically provided in this Certificate of Designations as an exception to this provision while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Holder be entitled to convert any share of Designated Preferred Stock, or shall the Company have the obligation to convert such share (and the Company shall not have the right to pay dividends on such Converted Shares by issuance of Common Stock) (i) to the extent that, after such conversion, the sum of (a) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted shares of Designated Preferred Stock or other convertible securities or of the unexercised portion of warrants or other rights to purchase Common Stock held by the Holder subject to a similar limitation), and (b) the number of shares of Common Stock issuable upon the conversion of the shares of Designated Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its Affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
     Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Nothing herein shall preclude the Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the Holder so as to thereafter permit the continued conversion of the shares of Designated Preferred Stock.

          b. Notwithstanding anything herein to the contrary, if and to the extent that, on any date (the "SECTION 16 DETERMINATION DATE"), the holding by the Holder of shares of the Designated Preferred Stock would result in the Holder's becoming subject to the provisions of Section 16(b) of the 1934 Act in virtue of being deemed the "beneficial owner" of more than 10% of the then outstanding shares of Common Stock, then the Holder shall not have the right, and the Corporation shall not have the obligation, to convert so many of such Holder's shares of Designated Preferred Stock (the "SECTION 16 REDEMPTION SHARES") as shall cause such Holder to be deemed the beneficial owner of more than 10% of the then Outstanding shares of Common Stock during the period ending 60 days after the Section 16 Determination Date. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a Holder from being deemed the beneficial owner of more than 9.99% of the then outstanding shares of Common Stock for the purposes of such Section 16(b), then the Corporation shall redeem the Section 16 Redemption Shares. Upon such determination by a court of competent jurisdiction, the Section 16 Redemption Shares shall

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     immediately and without further action be deemed returned to the status of authorized but unissued shares of Designated Preferred Stock, and the Holder shall have no interest in or rights under such Section 16 Redemption Shares. Any and all dividends paid on or prior to the date of such determination shall be deemed dividends paid on the remaining shares of Designated Preferred Stock held by the Holder. Such redemption shall be for cash at a redemption price equal to the sum of (i) 135% of the Stated Value of the Section 16 Redemption Shares and (ii) any declared and unpaid dividends to the date of such redemption. All amounts payable to Holder pursuant to this provision shall be paid immediately and in no event later than twenty (20) business days after the determination that redemption is required pursuant to this provision.

          c. Unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the rules of Nasdaq or any other stock market rules to with which the Corporation shall be required to comply, but only to the extent required thereby, the Corporation shall not issue shares of Common Stock (i) upon conversion of any shares of the Designated Preferred Stock or (ii) as a dividend on the Designated Preferred Stock, if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation
     (x) 203,529 shares of Common Stock previously issued upon conversion of the Company's outstanding Series D 6% Convertible Preferred Stock on June 30, 2005 (the "Series D Common Stock"), (y) upon the prior conversion of shares of the Designated Preferred Stock, and (z) in prior payment of dividends on the Designated Preferred Stock would equal or exceed 20% of the number of shares of the Corporation's Common Stock which were issued and outstanding on the date of issuance of the Designated Preferred Stock less the Series D Common Stock (the "MAXIMUM ISSUANCE AMOUNT"). In the even that a properly executed Notice of Conversion is received by the Corporation which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall honor such conversion request by (a) converting the number of shares of the Designated Preferred Stock stated in the Notice of Conversion which is not in excess of the Maximum Issuance Amount and (b) redeeming the remaining number of shares of the Designated Preferred Stock stated in the Notice of Conversion in cash at a price equal to 135% of the Stated Value thereof, together with all accrued and unpaid dividends relating to such shares on the date of the Notice of Conversion. In the event the Corporation shall elect to pay a dividend in shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall pay (1) a dividend in a number of shares of Common Stock equal to one less than the Maximum Issuance Amount and (2) the balance of the dividend in cash.

     2. EFFECT OF TRANSFER OR ASSIGNMENT TO LIMITATIONS. If the Holder transfers or assigns any shares of the Designated Preferred Stock to a party who or which would not be considered such an Affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Agreement as if such transferee or assignee were an Affiliate of the original Holder hereof.

                    V. RESERVATION OF SHARES OF COMMON STOCK

     RESERVED AMOUNT. Upon the initial issuance of the shares of Designated Preferred Stock and from time to time thereafter until the Conversion Expiration Date, the Company shall reserve, out of the authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to enable the

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Company to issue the Conversion Shares, including a sufficient number for the conversion of all of the Designated Preferred Stock and all payments of dividends thereon (the "RESERVED AMOUNT"). The Reserved Amount shall be adjusted as and when the Conversion Price is adjusted pursuant to Article VIII hereof. The Reserved Amount shall be allocated to the holders of Designated Preferred Stock as provided in Article X Paragraph D.

                                 VI. REDEMPTION

     A. REDEMPTION BY HOLDER. If the Company is unable, due to any statute, rule or regulation of an governmental agency or self-regulatory organization, to deliver Conversion Certificates under Paragraph B of Article IV hereof, it shall be deemed a "REDEMPTION EVENT." Upon the occurrence of a Redemption Event, each Holder of shares of Designated Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a notice requesting the redemption of all or part of such Holder's shares of Designated Preferred Stock (a "HOLDER REDEMPTION NOTICE") to the Company while such Redemption Event continues, to require the Company to purchase for cash any or all of the then outstanding shares of Designated Preferred Stock held by such Holder for an amount per share equal to the Holder Redemption Amount in effect at the time of the redemption hereunder.

     B. DEFINITION OF HOLDER REDEMPTION AMOUNT. The "HOLDER REDEMPTION AMOUNT" with respect to a share of Preferred Stock being redeemed (each, a "REDEEMED SHARE") means an amount payable in cash, equal to the Optional Redemption Price as herein defined. If the Company is obligated to pay the Redemption Price pursuant to a Holder Redemption Notice, the Company shall give the Holder at least three (3) business days' notice of the Redemption Payment Date (provided that such date shall be no earlier than the tenth Trading Day after the date the Company receives such Holder Redemption Notice).

     C. REDEMPTION DEFAULTS. If the Company fails to pay any Holder the Holder Redemption Price with respect to any share of Designated Preferred Stock within ten (10) business days after its receipt of a Holder Redemption Notice and the original certificate representing the Redeemed Shares (the "HOLDER REDEMPTION DATE"), then the Holder of Designated Preferred Stock delivering such Holder Redemption Notice shall be entitled to interest on the Holder Redemption Amount at a per annum rate equal to the lower of 18% and the highest interest rate permitted by applicable law from the Holder Redemption Date until the date of payment of the Redemption Price hereunder. If the Company is not able to redeem all of the shares of Designated Preferred Stock subject to Holder Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Company shall redeem shares of Designated Preferred Stock from each Holder pro rata, based on the total number of shares of Designated Preferred Stock outstanding at the time of redemption included by such Holder in all Holder Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Designated Preferred Stock outstanding at the time of redemption included in all of the Holder Redemption Notices delivered prior to the date upon which such redemption is to be effected.

     D. REQUIRED REDEMPTION BY THE COMPANY.

          1. Notwithstanding any other provision hereof to the contrary, on the Conversion Expiration Date, the Company shall redeem all or the then outstanding shares of the Designated Preferred Stock then held by the Holder (a "COMPANY REDEMPTION") in cash for an amount (the "COMPANY REDEMPTION AMOUNT") equal to the Redemption Price.

          2. Anything in the foregoing provisions of this Paragraph D to the contrary, if the Company has received a Notice of Conversion prior to the Conversion Expiration Date, but such conversion has not yet been effected

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     by the Company's issuance of Conversion Certificates, the Company will honor any such Notice of Conversion in accordance with the terms hereof notwithstanding the subsequent occurrence of the Conversion Expiration Date, unless and to the extent the Notice of Conversion is rescinded in writing by the Holder prior to the payment of the Company Redemption Amount (and any Notice of Conversion so rescinded shall, to the extent rescinded, be deemed null and void ab initio). Unless so rescinded, such Notice of Conversion shall take precedence over the Company Redemption.

          3. If the Company is required to make a Company Redemption and fails to deliver to Holder the Company Redemption Amount on or before the first business day following the Conversion Expiration Date and the Company has not received a Notice of Conversion, then the Holder's right to an Optional Conversion shall be reinstated, the Company's right to make a Company Redemption shall be terminated and the Company's right to make an optional redemption pursuant to Section VI.E hereof shall be reinstated.

          E. OPTIONAL REDEMPTION BY THE COMPANY. If at anytime after the date of issuance of the Designated Preferred Stock until the required Redemption pursuant to Section VI.D, the Closing Bid Price for ten (10) consecutive Trading Days exceeds 200% of the Conversion Price Ceiling, the Company, upon notice delivered to the Holder as provided in Section VI.F, may redeem, in cash, the Designated Preferred Stock (but only with respect to such shares as to which the Holder has not theretofore furnished a Notice of Conversion in compliance with Section IV.B), at 135% of the Stated Value thereof (the "OPTIONAL REDEMPTION PRICE"), together with all accrued and unpaid dividends thereon to the date of redemption (the "REDEMPTION DATE"). Except as set forth in this Section VI.E, the Company shall not have the right to prepay or redeem the Designated Preferred Stock. The Holder shall have ten business days after receiving notice from the Company of an optional redemption of Designated Preferred Stock, as provided above, to furnish the Company with a Notice of Conversion and convert the Designated Preferred Stock being redeemed by the Company.

     F. NOTICE OF REDEMPTION. Notice of redemption pursuant to Section VI.E shall be provided by the Company to the Holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Company's security registry) not less than 10 nor more than 15 business days prior to the Redemption Date, which notice shall specify the Redemption Date and refer to
Section VI.E and this Section VI.F.

                          VII. LIQUIDATION PREFERENCE

     A. LIQUIDATION EVENT. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Company's assets in one transaction or in a series of related transactions

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(except for a transaction consummated under Section VIII.B) (a "LIQUIDATION
EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Designated Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Designated Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Designated Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

     B. EXCLUSIONS. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. The consolidation or merger of the Company with or into any other entity, the sale or transfer by the Company of less than substantially all of its assets shall not, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

                          VIII. ADJUSTMENTS TO PRICES

     A. SALE. The Conversion Price shall be subject to adjustment from time to time as follows: If, for as long as any shares of Designated Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity or a sale or transfer of all or substantially all of the assets of the Company to another person (except for a transaction consummated under Section VIII.B)(collectively, a "SALE"), the Company will require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Designated Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of Designated Preferred Stock might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, the Holder hereof shall, at its option, have the right to either (i) convert all of any of the outstanding Designated Preferred Stock (without regard to the limits contemplated by Paragraph C of Article IV hereof) by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Company or (ii) if the surviving entity in the transaction is not a publicly traded entity listed on a Principal Trading Market, demand a redemption of all or any of the outstanding Designated Preferred Stock for the Holder Redemption Amount by delivering a notice to such effect to the Company within fifteen (15) days of receipt of notice of such Sale from the Company.

     B. SPIN OFF. If, at any time prior to the Conversion Date or the date of payment of the Holder Redemption Amount hereunder, the Company consummates a spin off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the "SPIN OFF") in which the Company does not receive cash payment for such business, operations or assets, but causes securities of another entity (the "SPIN OFF SECURITIES") to be issued to security holders of the Company, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the holder's shares of Designated Preferred Stock outstanding on the record date (the "RECORD DATE") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "OUTSTANDING DESIGNATED PREFERRED STOCK") been converted as of the close of business on the Trading Day immediately before the Record Date (the "RESERVED SPIN OFF SHARES"), and (ii) to be issued to the Holder of all or any of the Outstanding Designated Preferred Stock simultaneous with any distribution to other holders of Common Stock, such amount of the Reserved Spin Off Shares.

     C. STOCK SPLITS, ETC. If, at any time while any shares of Designated Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, the Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such reverse split, the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter the Conversion Price shall be deemed to be the amount it had been calculated to be immediately prior to such dividend multiplied by a fraction, of which (x) the numerator is the number of shares (10 in the example) for which a dividend share will be issued and (y) the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

     D. NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VIII, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Designated Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Designated Preferred Stock, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Designated Preferred Stock.

                               IX. VOTING RIGHTS

     A. GENERALLY. The holders of the Designated Preferred Stock have no voting power whatsoever, except as otherwise provided by the Corporation Law or otherwise contemplated by this Certificate of Designations.

     B. CLASS VOTING. To the extent that under the Corporation Law the vote of the holders of the Designated Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least eighty-five percent (85%) of the then outstanding shares of the Designated Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock (except as otherwise may be required under the Corporation Law, a "REQUIRED INTEREST") shall constitute the approval of such action by the class. In furtherance of the foregoing and not in limitation thereof, to the extent that under the Corporation Law or pursuant to the Corporation Law, as then in effect, holders of the Designated Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, then, in each such event, each share of Designated Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it would then be convertible (taking into account the limits contemplated by Paragraph C of Article IV hereof) at a conversion price equal to the fair market value of the Common Stock on the date of issuance of the Designated Preferred Stock.

                                X. MISCELLANEOUS

     A. RANK. The Designated Preferred Stock shall rank (i) prior to the Company's Common Stock; (ii) prior to any Junior Securities; (iii) junior to any Senior Securities, and (iv) pari passu with any Pari Passu Securities; provided, however, that no additional Senior Securities or Pari Passu Securities shall be created without the written consent of a Required Interest.

     B. CANCELLATION OF DESIGNATED PREFERRED STOCK. If any shares of Designated Preferred Stock are converted or redeemed pursuant to this Certificate of Designations, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Company as Designated Preferred Stock.

     C. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Designated Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Designated Preferred Stock certificate(s), the Company shall execute and deliver new Designated Preferred Stock certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Designated Preferred Stock certificate(s) if the Holder contemporaneously requests the Company to convert such Designated Preferred Stock.

     D. ALLOCATION OF RESERVED AMOUNT. The Reserved Amount shall be allocated pro rata among the holders of Designated Preferred Stock based on the number of shares of Designated Preferred Stock issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Designated Preferred Stock based on the number of shares of Designated Preferred Stock held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such holder's shares of Designated Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Designated Preferred Stock shall be allocated to the remaining holders of shares of Designated Preferred Stock, pro rata based on the number of shares of Designated Preferred Stock then held by such holders.

     E. PAYMENT OF CASH; DEFAULTS. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designations (upon redemption or otherwise), such cash payment shall be made to the Holder in good funds of the United States on the date specified herein or, if not so specified, within five (5) business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within the relevant time period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 18% per annum and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

     F. STATUS AS STOCKHOLDER. Upon submission of a Notice of Conversion by a Holder of Designated Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed such Holder's allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a Holder of such converted shares of Designated Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designations.

     G. JURY TRIAL WAIVER. The Company and, by its acceptance of the shares of the Designated Preferred Stock, the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with this Certificate of Designations.

     H. AMENDMENTS. This Certificate of Designations may only be amended by the Company with the written consent of the Required Interest and the vote or action of any other party or class entitled to vote or act thereon.



                                     * * * *

     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed by its duly authorized officer on this 19th day of July, 2005.


                                  EQUITEX, INC.



                                  By: /S/ THOMAS B. OLSON
                                     -----------------------------------
                                     Name: Thomas B. Olson
                                     Title:  Secretary